Exhibit 10.94

ROYAL HAWAIIAN RESOURCES, INC.

CHARTER OF THE NOMINATING, GOVERNANCE,
AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

AS OF MARCH 13, 2013

I.  PREFACE

The primary responsibility of the Board of Directors of ROYAL HAWAIIAN RESOURCES, INC. (“Resources”) is to exercise its responsibilities as managing general partner and fiduciary of Royal Hawaiian Orchards, L.P. (the “Partnership”).  Accordingly, the term “Company” when used in this Charter means any or all of Resources, the Partnership, and any subsidiary of the Partnership, as may be applicable or appropriate.

II.  PURPOSES

The over-arching purposes of the Nominating, Governance, and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Resources are:

1.             To recommend to the Board individuals qualified to serve as directors of Resources and on committees of the Board.

2.             To oversee the Company’s compensation and employee benefit plans and practices, including its executive, director, and other incentive and equity-based compensation plans, to review and discuss with management the Company’s Compensation Discussion and Analysis (“CD&A”) to be included in the Company’s annual proxy statement or annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), and to prepare the Compensation Committee Report as required by the rules and regulations of the SEC.

3.             To advise the Board on the Board’s composition, procedures, and committees; to develop and recommend to the Board a set of corporate governance principles applicable to the Company; and to oversee the evaluation of the Board.

The Committee is to report to the Board regularly, and not less than twice per year.

This Charter is intended as a component of the flexible governance framework within which the Board, assisted by its committees, directs the affairs of the Company.  This Charter should be interpreted in the context of all applicable laws, regulations, and the Applicable Listing Requirements (defined below), as well as in the context of the Company’s Articles of Incorporation and Bylaws (both as amended).  This Charter is not intended, however, to establish by its own force any legally binding obligations.

III.  MEMBERSHIP

The Committee is to consist of three or more directors.  Each Committee member must be an independent director (“Independent Director”) (a) as defined by the NYSE listing standards (“Applicable Listing Rules”), (b) other applicable laws and regulations (including, without limitation, any applicable rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and (c) the Company’s Corporate Governance Guidelines (the “Guidelines”).  All members of the Committee must qualify as “non-employee directors” for Rule 16b-3 under the Exchange Act, and as “outside directors” for Section 162(m) of the Internal Revenue Code of 1986, as amended.

Each member of the Committee must be affirmatively determined in the business judgment of the Board to qualify as an Independent Director.  Committee members are appointed by and serve at the pleasure of the Board, for such term(s) as the Board may determine, or until the member’s earlier resignation or death.  The Board may replace or remove any member from the Committee at any time with or without cause, by a majority vote of the Board.  The Board is to fill any vacancy on the Committee by majority vote of the Board (a) at the next meeting of the Board following the occurrence of the vacancy or (b) by written consent of the Board of Directors.

IV.  MEETINGS AND PROCEDURES

The Committee may fix its own rules of procedure, which must be consistent with the Bylaws of the Company and this Charter.  The Committee is to meet at least two times annually, or more frequently as circumstances or such rules of procedure as it may adopt require.  The Committee is to designate one of its members as its Chairperson, by majority vote of the full Committee.  A majority of the members of the Committee present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other constitutes a quorum.  In lieu of a meeting, action may be taken by a majority vote of Committee members via written consent or written action, with record of that action to be recorded with the Company books and records.

The Committee may request that any directors, officers, or employees of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee to provide such pertinent information as the Committee requests.  Despite the foregoing, the Company’s Chief Executive Officer (“CEO”) may not be present during voting or deliberations regarding his or her compensation.  The Committee may exclude from its meetings any persons it deems inappropriate.  A meeting agenda is to be prepared by the Committee Chairperson before each meeting and distributed to members, along with briefing materials.

The Committee is to report regularly to the Board on Committee findings, recommendations, and other matters that the Committee deems appropriate, or as the Board requests.  The Committee is to keep written minutes of its meetings, to be maintained with the Company’s books and records.

A secretary is to be designated by the Committee, who does not need to be a member of the Committee.  That secretary is to attend meetings and maintain minutes, advise members of all meetings called, arrange with the Committee Chairperson for preparation and distribution of the agenda for each meeting, and carry out other functions as may be assigned from time to time by the Committee.  The minutes are to document the matters discussed, record any instructions given to management, and set forth any resolutions passed or actions taken.

V.  DUTIES

A.            Board Candidates and Nominees.

The Committee has the following goals and responsibilities regarding Board candidates and nominees:

1.             To establish procedures for evaluating the suitability of potential director nominees.

2.             To identify, screen, and recommend to the Board the director nominees for election by unitholders or appointment by the Board, as the case may be, under the Bylaws of the Company or the Partnership Agreement, as applicable, which recommendations are to be consistent with the Board’s criteria for selecting new directors as set forth in the Guidelines.  Such criteria are to include the possession of such knowledge, experience, skills, expertise, integrity, diversity, ability to make independent analytical inquiries, and understanding of the Company’s business environment, as they may enhance the Board’s ability to manage and direct the affairs and business of the Company, including, when applicable, as may enhance the ability of committees of the Board to fulfill their duties.  The Committee is responsible for assessing the appropriate balance of criteria required of Board members.  The Committee also is to take into account, as applicable, the satisfaction of any independence requirements imposed by law, regulation, and the Applicable Listing Rules and the Guidelines, and any considerations specified in the Guidelines concerning service by a director nominee on other public company boards or committees.  The Committee also is to consider advice and recommendations for candidates from unitholders, management, and others as it deems appropriate.  The Committee also is responsible for adopting and reviewing policies and procedures relating to the consideration of Board nominee candidates recommended by unitholders.

3.             To review the suitability for continued service as a director of each Board member in connection with the annual recommendation for nomination of directors for re-election to the Board, or when he or she submits his or her offer to resign as required by the Guidelines or otherwise, and to recommend whether or not the director should be re-nominated or continue to serve on the Board, as applicable.  Before nominating an existing director for re-election to the Board, the Committee is to review and consider the existing director’s:  (a) Board and committee meeting attendance and performance; length of Board service and age requirements and general state of physical and mental wellbeing; (c) experience, skills, and contributions; and (d) independence.

B.            Board Composition and Procedures.

The Committee has the following goals and responsibilities regarding the composition and procedures of the Board as a whole:

1.             To review annually with the Board the composition of the Board as a whole and to recommend, if necessary, measures to be taken so that the Board (a) reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole and (b) contains at least the minimum number of Independent Directors required by the Applicable Listing Rules or such greater number or percentage of Independent Directors as the Committee may, from time to time, recommend to the Board is, in the Committee’s judgment, appropriate for the Board.

2.             To consider the issue of continuing director tenure and take steps, as may be appropriate, to ensure that the Board maintains openness to new ideas.

3.             To review periodically the size of the Board and to recommend to the Board any appropriate changes.

4.             To review the Board’s leadership structure in light of the specific characteristics of the Company and recommend any changes to the Board for approval, and discuss the effect on the Board’s leadership structure of the Board’s role in risk oversight of the Company.

5.             To make recommendations on the frequency and structure of Board meetings.

6.             To make recommendations concerning any other aspect of the procedures of the Board that the Committee considers warranted, including but not limited to procedures for the Board’s waiver of any Company rule, guideline, procedure, or corporate governance principle.

C.            Board Committees.

The following are the goals and responsibilities of the Committee regarding the committee structure of the Board:

1.             To make recommendations to the Board regarding the size and composition of each standing committee of the Board of Directors, including the identification of individuals qualified to serve as members of a standing committee, including the Committee.

2.             To recommend to the Board individual directors to fill any vacancy that might occur on a committee, including the Committee.

3.             To monitor the functioning of the standing committees of the Board, and to make recommendations for any changes, including the creation and elimination of standing committees.

4.             To review annually standing committee assignments and the policy for the rotation of standing committee memberships or chairpersonships, and to report any recommendations to the Board.

5.             To recommend that the Board establish such special committees as may be desirable or necessary from time to time to address ethical, legal, or other matters that may arise. The Committee’s power to make that recommendation under this Charter is without prejudice to the right of any other committee of the Board, or any individual director, to make that recommendation at any time.

D.            Corporate Governance.

The following are the goals and responsibilities of the Committee regarding corporate governance:

1.             To develop and recommend to the Board a set of corporate governance principles for the Company (i.e., the Guidelines), which are to be consistent with any applicable laws and regulations and the Applicable Listing Rules.  At a minimum, the Guidelines must address the following:

a.             Director qualification standards and policies regarding director tenure, retirement, removal, and succession.

b.             Director responsibilities.

c.             Director access to management and, as necessary and appropriate, independent advisors.

d.             Director compensation.

e.             Director orientation and continuing education.

f.             Management succession.

2.             To review periodically, and at least annually, the Guidelines to assure that they are appropriate for the Company, and to recommend any desirable changes in the Guidelines to the Board.

3.             To meet with other committees of the Board as the Committee may deem necessary or appropriate in order to evaluate and reassess the Guidelines.

4.             To consider any other corporate governance issues that may arise from time to time, and to develop appropriate recommendations for the Board.

5.             To develop and review periodically, and at least every two years, the Code of Ethics applicable to directors, officers, employees, and contractors of the Company to assure that they are appropriate for the Company and comply with the requirements of the Applicable Listing Rules, and to recommend any desirable changes therein to the Board.

6.             To make recommendations, as appropriate, to the Company’s directors concerning attendance at continuing educational programs as necessary to maintain the necessary level of expertise to perform their responsibilities as directors.

E.            Evaluation of the Board.

The Committee is responsible for overseeing the evaluation, and resulting recommended actions, of the Board as a whole.  The Committee is to establish procedures to allow it to exercise this oversight function.  These procedures are to be set forth in the Guidelines.

F.            Evaluation of the Chief Executive Officer.

The Committee, in coordination with its role on compensation, is responsible for overseeing the performance evaluation process for the CEO.

G.            Succession Planning.

The Committee is to assist the Board in reviewing the Company’s succession plan for the CEO.  The Committee is to conduct a review, at least annually, of senior management and their succession potential to the position of CEO, including in the event of an unexpected emergency, along with a review of development plans recommended for that individual.  The Committee is to report the summary results of that review to the Board at least annually.

H.            Compensation.

The compensation of executive officers and key employees is to be determined based on an evaluation of the performance of such persons in light of the goals and objectives determined by the Board.  In determining the long-term incentive component of the compensation of such persons, the Committee is to consider the Company’s performance and relative security holder return, the value of similar incentive awards to similarly-situated persons at comparable companies and the awards given to such persons in the past.  The Committee may consider, but is not bound by, recommendations of the Company’s executive officers on the amount or form of executive and non-employee director compensation.

The following are the goals and responsibilities of the Committee regarding compensation:

1.             To determine at least annually the corporate goals, objectives, factors, and criteria relevant to compensation of the Company’s executive officers and key employees for the current fiscal year, and the procedures for determining compensation to be paid to the Company’s executive officers and key employees.

2.             To evaluate at least annually the performance of the Company’s executive officers and key employees, in light of established goals and objectives.

3.             To review at least annually all forms of compensation (including, without limitation, salary, bonus, commission, stock, stock options, perquisites, severance, change in control benefits, and other forms of compensation) that apply to the Company’s executive officers and key employees.

4.             To review at least annually and determine (a) salaries paid to the executive officers and key employees, (b) grants of cash-based bonuses and equity compensation provided to the executive officers and key employees, (c) the entering into, or amendments or extensions of, employment contracts or similar arrangements with the executive officers and key employees, (d) executive officers’ and key employees’ severance or change in control benefits, and (e) such other executive officer and key employee compensation matters as may be directed by the Board from time to time.

5.             To review periodically policies for the administration of the executive officer and key employee compensation programs and policies regarding perquisites.

6.             To review annually and make recommendations to the Board concerning adoption and approval of, or amendments to, all cash-based and equity-based incentive compensation plans and units reserved under those plans.

7.             To administer the Company’s equity incentive and similar stock based plans (the “Stock Plans”) in accordance with the terms of those Stock Plans.  The Committee is to:  (a) approve grants of stock, stock options, stock purchase rights, restricted stock grants, and other equity incentives to individuals eligible for such grants (including grants in compliance with Rule 16b-3 promulgated under the Exchange Act to individuals who are subject to Section 16 of the Exchange Act); (b) interpret the Stock Plans and agreements thereunder; (c) determine acceptable forms of consideration for stock acquired under the Stock Plans; (d) adopt, amend, or terminate any subplans under the Stock Plans; and (e) exercise such other power and authority as may be permitted or required under the Stock Plans.  In carrying out the administration of the Stock Plans, the Committee may delegate any part of the duties under this item 7 to the chief executive officer of the Company, except that the Committee may not delegate to the chief executive officer the authority to (i) grant, amend, or administer any stock option or other equity award to or held by any director or executive officer of the Company, (ii) grant any stock option with an exercise price per share that is less than the fair market value of the Company’s common stock as determined under the applicable Stock Plan, or (iii) take any action not otherwise permitted under the applicable Stock Plans.  Any such delegation of duties is to be reflected in the written minutes of the Committee.

8.             To report regularly to the Board on the major matters covered at each Committee meeting, and to make recommendations to the Board and management concerning those matters.

9.             To review and discuss with management the Company’s disclosures contained under the caption “Compensation Discussion and Analysis” for use in any of the Company’s periodic reports, registration statements, and proxy statements to be filed with the Securities and Exchange Commission; and to make recommendations to the Board that the “Compensation Discussion and Analysis” be included in the Company’s periodic reports, registration statements or proxy statements, as the case may be.

10.          To prepare an annual report on executive compensation to the Company’s stockholders for inclusion in the Company’s annual report in accordance with the rules and regulations of the Securities and Exchange Commission.

11.          To review and assess on at least an annual basis the adequacy of this Charter and, if appropriate, to recommend revisions for approval by the Board.

12.          To perform such further functions as may be requested by the Board.

13.          To perform any other activities required by applicable law, rules, or regulations, including the rules of the Securities and Exchange Commission and any exchange or market on which the Company’s capital stock is traded, and to perform other activities that are consistent with this charter, the Company’s Articles of Incorporation and Bylaws (both as amended), and governing laws, as the Committee or the Board deems necessary or appropriate.

Those items 1-13 are intended as a guide.  The Committee may supplement those items as appropriate, and it may establish policies and procedures from time to time that it deems necessary or advisable in fulfilling its responsibilities.  In performing the responsibilities in items 1-13, the Committee is to have access to the Company’s personnel and documents, as necessary to carry out its responsibilities.  The Committee may delegate to subcommittees of the Committee or to one or more executive officers of the Company the authority to make compensation determinations for employees who are not executive officers of the Company, except as provided in items 1-13 above.

VI.  EVALUATION OF THE COMMITTEE

The Committee must, on an annual basis, evaluate its performance under this Charter.  In conducting this review, the Committee is to evaluate whether this Charter appropriately addresses the matters that are or should be within its scope.  The Committee is to address all matters that the Committee considers relevant to its performance, including at least the following:  the adequacy, appropriateness and quality of the information and recommendations presented by the Committee to the Board, the manner in which they were discussed or debated, and whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner.

The results of the evaluation are to be reported to the Board, orally or in writing, including any recommended amendments to this Charter and any recommended changes to the Company’s or the Board’s policies or procedures.  At any time, the Board acting on its initiative, or on recommendation of the Committee, may amend this Charter.  Only the Board may amend this Committee’s Charter.

VII.  DELEGATION OF AUTHORITY

The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate; provided, however, that no subcommittee is to consist of fewer than two members; and provided further that the Committee is not to delegate to a subcommittee any power or authority required by any law, regulation, or listing standard to be exercised by the Committee as a whole.

The Committee may delegate to the CEO the authority to grant options to employees of the Company or of any subsidiary of the Company who are not directors or executive officers.

VIII.  INVESTIGATIONS AND STUDIES; OUTSIDE ADVISERS

The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities, and it may retain, at the Company’s expense, such independent expert advice to the extent the Committee determines to be appropriate, including retaining and terminating independent counsel or other advisers, to assist the Committee in fulfilling its duties and responsibilities.  The Committee has the sole authority to retain or terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms, such fees to be borne by the Company.  The Committee does not need to obtain the approval or the Board or any officer of the Company in advance of that retention.

The Committee is to evaluate whether any compensation consultant retained or to be retained by it has any conflict of interest in accordance with Item 407(e)(3)(iv) of Regulation S-K.  Any compensation consultant retained by the Committee to assist with its responsibilities relating to executive compensation is not to be retained by the Company for any other services for the Company (including, without limitation, other compensation or human services), unless (a) those services are pre-approved by the Committee, and (b) the Committee is updated regularly on the services being provided by that consultant.  The compensation consultant, outside counsel, and any other advisors retained by the Committee must be independent in accordance with the Applicable Listing Rules, other applicable laws and regulations (including, without limitation, Rule 10C-1 of the Exchange Act), and the Guidelines, as applicable, as determined by the Committee.

Without limiting the general scope of the language in the foregoing two paragraphs, the Committee may, in its sole discretion, retain or obtain the advice of compensation consultants and other advisers (all collectively, “Advisors”), but only after taking into consideration certain independence factors.  Before selecting any Adviser, the Committee must take into consideration all factors relevant to the Adviser’s independence from management, including the following six factors:  (1) the provision of other services to the Company by the Adviser’s employer; (2) the amount of fees received from the Company by the Adviser’s employer, as a percentage of the total revenue of the employer; (3) the policies and procedures of the Adviser’s employer that are designed to prevent conflicts of interest; (4) any business or personal relationship of the Adviser with a member of the Committee; (5) any units of the Partnership owned by the Adviser; and (6) any business or personal relationship of the Adviser or the Adviser’s employer with an executive officer of the Company.  The Company must provide funding for the Committee’s retention of any Advisers.  The Committee is directly responsible for the selection, compensation, and oversight of the Advisers it retains.